Exhibit 10.57

EMPLOYMENT AGREEMENT
(Amended and Restated as of March 3, 2017)

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of February 6, 2013 (the “Effective Date”) by and between Cellular Biomedicine Group Inc., a Delaware corporation (the “Company”) on behalf of itself and any of its subsidiaries, affiliates and related entities and Andrew Chan (the “Executive”) (the Company and the Executive, collectively, the “Parties,” and each, a “Party”). This Agreement is amended and restated effective as of March 3, 2017 (the “Restatement Effective Date”). Certain capitalized terms are defined in Section 28.

WITNESSETH:
WHEREAS, the Company desires to employ the Executive as Senior Vice President, Corporate Development, Legal and Secretary of the Company, and the Executive is willing to do so, pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements set forth herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1)
Employment.

a)
As of the Restatement Effective Date, the Company will employ the Executive, and the Executive will be employed by the Company, upon the terms and conditions set forth herein.

b)
The employment relationship between the Company and the Executive shall be governed by the general employment policies and practices of the Company, including without limitation, those relating to the Company’s Code of Conduct and Ethics, confidential information and avoidance of conflicts, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, the terms of this Agreement shall control.

2)
Employment Term. Subject to earlier termination under Section 9, the Executive’s employment under this Agreement shall be for an initial term that commences on the Restatement Effective Date and continues through March 2 (the “Initial Employment Term”), 2021. At the end of the Initial Employment Term and on each succeeding anniversary of the Restatement Effective Date, the term of the Executive’s employment under this Agreement will (subject to earlier termination under Section 9) be automatically extended by an additional twelve (12) months as of 12:00 a.m. on the anniversary of the Restatement Effective Date (each, a “Renewal Term”) (the Initial Employment Term and any subsequent Renewal Term, the “Employment Term”), unless not less than ninety (90) days prior to the end of the Initial Employment Term or any Renewal Term, either Party has given the other Party written notice of non-renewal in accordance with Section 20. In the event of any voluntary termination of his employment under this Agreement by the Executive, he shall provide the Company with at least 30 days written notice of his intent to terminate such employment.

3)
Position and Duties of the Executive.

a)
During the Employment Term, the Executive shall serve as the Senior Vice President, Corporate Development, Legal and Secretary of the Company and shall have such duties and authorities consistent with such position as are customary for the position of Senior Vice President, Corporate Development, Legal and Secretary of a company of the size and nature of the Company, and such other duties and authorities as shall be reasonably determined from time to time by the Chief Executive Officer and Board of Directors of the Company (the “Board”) consistent with such position and agrees to serve as an officer and/or be an employee of any Subsidiary as may be reasonably requested from time to time by the Chief Executive Officer, Board or any committee of the Board. In his capacity as Senior Vice President, Corporate Development, Legal and Secretary of the Company, the Executive shall report only to the Chief Executive Officer of the Company. The Company will throughout the Employment Term nominate the Executive for Secretary of the Board by the Company’s Directors at the Board of Directors meetings immediately after the annual shareholders’ meetings.

b)
During the Employment Term and except as may from time to time be otherwise agreed to in writing by the Company, or during reasonable vacations taken in accordance with Section 7, or during authorized leave, or as otherwise provided in Section 3(c), the Executive shall devote his best reasonable efforts, exclusive and full attention and energies (except for attention to personal interests outside of normal working time) to the Executive’s position and duties as set forth in Section 3(a), in each case within the framework of the Company’s policies and objectives.

c)
During the Employment Term, Executive may not undertake any other paid work without the Company’s prior express written authorization, which authorization may be revoked at any time in the Company’s sole discretion. However, provided that such activities do not contravene the provisions of Sections 3(a), 10, 11, 12, or 13 and provided further, that the Executive does not engage in any other substantial business activity for gain, profit or other pecuniary advantage which materially interferes with the performance of his duties hereunder, the Executive may (i) participate in any governmental, educational, charitable or other community affairs, (ii) subject to the prior approval of the Company, serve as a member of the governing board of any such organization or any private or public for-profit entity, (iii) manage his personal investments and affairs, and (iv) engage in any other activity that has been approved by the Company. The Executive may retain all fees and other compensation or other proceeds from any such service or activities, and the Company shall not reduce his compensation hereunder by the amount of such fees, compensation or other proceeds.

4)
Compensation.

a)
Base Salary. Effective January 22, 2017 and during the Employment Term, the Company shall pay to the Executive an annual base salary of $240,000 (the “Base Salary”), which Base Salary shall be payable at the times and in the manner consistent with the Company’s general policies regarding payment of salary to the Company’s senior executives but no less frequently than monthly, less lawful deductions. After December 31, 2017, the Base Salary will be reviewed at least annually by the Company and may be increased from time to time in the Company’s sole discretion.

b)
Incentive Compensation. The Executive will be eligible to participate in any short term and long-term incentive compensation plans and such other management incentive programs or arrangements of the Company approved by the Board that are generally available to the Company’s senior executives. Except to the extent otherwise provided in this Agreement, incentive compensation shall be paid in accordance with the terms and conditions of the applicable plans, programs and arrangements and the documents evidencing the grant of awards thereunder. Such participation shall include the following.

i.
Annual Performance Bonus. During the Employment Term, contingent upon Executive attaining the individual performance objectives set by the Chief Executive Officer in his/her sole discretion, as such objectives may change from time to time, the Executive shall be entitled to participate in the Annual Performance Bonus, with such opportunities as may be determined by the Chief Executive Officer in his/her sole discretion (each such annual opportunity, a “Target Bonus”); provided, however, that beginning on January 1, 2017 and for each calendar year thereafter that commences during the Employment Term, the Executive will participate at an annual Target Bonus opportunity of 50% of his Base Salary, which percentage may be increased. Executive is not entitled to payment of this Annual Bonus until such time as the Chief Executive Officer informs the Executive that the Annual Bonus has been “earned.” Each earned bonus payable pursuant to this Section 4(b)(i) shall be paid in a cash lump sum no later than January 31 and shall be referred to herein as a “Bonus Award”. Executive is not entitled to payment of any Annual Bonus, or portion thereof, which has not been “earned” as of the date of termination of employment, regardless of the reason for termination. Any document provided by the Company at any point after the execution of this Agreement which details Executive’s entitlement to the Annual Bonus described herein shall be considered part of this Agreement and deemed incorporated herein unless it is expressly stated that such document supersedes the terms of this provision.

ii.
Long-Term Incentive Plan (the “LTIP”). During the Employment Term, the Executive shall be entitled to participate in the Long-Term Incentive Plan with such opportunities as may be determined (consistent with this Section 4(b)(ii)) by the Compensation Committee (the target opportunities referred to herein as the “LTIP Target Award Opportunities”). The Executive shall be granted, effective as of the Restatement Effective Date (the “Grant Date”), an initial LTIP Target Award Opportunity with a total aggregate 70,000 shares on the Grant Date (the “Initial LTIP Target Award”), with 23,000 shares of such value granted as a time-vesting nonqualified stock option award, 23,000 shares of such value granted as a time-vesting restricted stock unit award and 24,000 shares of such value granted as a Company’s Common Stock price performance-vesting restricted stock unit award. The Initial LTIP Target Award is intended to cover any LTIP awards that might otherwise have been granted to the Executive under this Section 4(b)(ii) for 2017. The Executive shall be entitled to no LTIP awards for 2018, 2019 or 2020. For purposes of clarity, save for the event of a Change of Control upon which all of the Executive’s outstanding Initial LTIP Target Award shall be accelerated and vested in full, the portion of the Initial LTIP Target Award granted in the form of performance-based restricted stock units shall be subject to the performance targets and periods established by the Compensation Committee for the 2017 LTIP for the Company’s senior executives, and can only be accelerated due to death, disability or termination of employment in accordance with Section 9(b).

(1)
  Taxes. The Executive is liable for any and all taxes, including withholding taxes, arising out of this Initial LTIP Target Award grant or the issuance of the Common Stock on vesting and delivery of the RSUs. The Company is authorized to deduct the amount of tax withholding from the amount payable to you upon settlement of the RSUs. The Company will withhold from the total number of shares of Common Stock the Executive is to receive a number of shares the value of which is sufficient to satisfy any such withholding obligation at the minimum applicable withholding rate.

5)
Benefits.

a)
Executive shall receive benefits, including, but not limited to, life insurance and retirement plan participation, as determined by the Company.  To the extent offered and maintained by the Company, Executive shall be entitled to participate in the Employer’s healthcare plans, welfare benefit plans, fringe benefit plans, profit sharing plans, and any qualified or non-qualified retirement plans as may be in effect from time to time, on the same basis as those benefits are made available to the other similarly situated employees of the Company, in accordance with the Company policy as in effect from time to time and in accordance with the terms of the applicable plan documents (if any).  Nothing in this Agreement shall be construed as requiring the Company or any affiliate of the Company to offer or maintain any particular employee benefit plan or program or preclude the Company from terminating same from time to time.

b)
Without limiting the generality of Section 5(a), in the event the Executive becomes Disabled during the Employment Term, the Executive shall be entitled to periodic payments in an aggregate amount equal to his Base Salary in effect immediately prior to the date that he is Disabled, which payments shall be paid to the Executive in equal installments on the regular payroll dates under the Company’s payroll practices applicable to its senior executives (but no less frequently than monthly), until six months after the first anniversary of the date he was Disabled, but reduced by any disability benefits paid under all other plans during such disability period provided that payments under this Section 5(b) are made at the same time as the installments contemplated herein. Each payment payable pursuant to this Section 5(b) is intended to constitute a separate payment for purposes of Treasury regulation section 1.409A-2(b)(2). For the avoidance of doubt, the Disability Benefits described herein are intended to comply with Section 409A(a)(2)(A) and Treasury Regulation Section 1.409A-3.

6)
Expenses. The Company shall promptly pay or reimburse the Executive for business expenses reasonably incurred by the Executive in connection with his duties on behalf of the Company following submission by the Executive of appropriate documentation substantiating such expenses.

7)
Vacation. In addition to company and public holidays at the Place of Performance, sick leave, personal leave and other paid leave as is allowed under the Company’s policies applicable to senior executives generally, the Executive shall be entitled to participate in the Company’s vacation policy at a minimum of three (3) weeks vacation per calendar year, in accordance with the Company’s policy generally applicable to senior executives.

8)
Place of Performance. The Executive’s principal place of work, subject to reasonable and necessary domestic and international travel requirements, shall be in California. If the Company relocates the Executive’s principal place of work more than 50 miles from his principal place of work immediately prior to such relocation, the Executive shall, subject to any right to terminate his employment for Good Reason, establish a residence within the greater of (a) 50 miles of such relocated office or (b) the total number of miles the Executive commuted to his principal place of work prior to such relocation. To the extent the Executive establishes new residences as provided in this Section 8, the Company will pay or reimburse the Executive’s relocation expenses in accordance with the Company’s relocation policy that is then applicable to its most senior executives.

9)
Termination.

a)
Termination Upon Non-Renewal of the Employment Term by the Executive or the Company, Termination by the Company for Cause, or Resignation by the Executive Without Good Reason. If the Executive or the Company provides notice of non-renewal of the Employment Term in accordance with Section 2 and the Executive’s employment hereunder terminates upon the resulting expiration of the Employment Term, or if the Executive’s employment hereunder is terminated by the Company for Cause, or if the Executive resigns his employment hereunder without Good Reason, the Executive shall not be eligible to receive Base Salary, or to participate in any Employee Plans, with respect to any period of time after the date the Executive’s employment hereunder terminates (the “Termination Date”) unless the Parties otherwise agree in writing.

b)
Termination by the Company Without Cause or within one-year following completion of a Change of Control, or Resignation by the Executive with Good Reason . If, the Executive’s employment hereunder is terminated by the Company without Cause, or within one-year following completion of a Change of Control, the Executive’s employment hereunder is terminated by the Company without Cause, or the Executive terminates his employment hereunder with Good Reason, the Executive shall be entitled to receive, conditioned upon the Executive’s execution and delivery to the Company of a Release in the form of Exhibit A hereto, within the Release Consideration Period and upon the expiration of the Release Revocation Period without revocation, and in full satisfaction of any rights the Executive might otherwise have under the Agreement:

i.
An aggregate amount equal to two times the Base Salary in effect immediately prior to the Termination Date.

ii.
Payment of a pro rata Bonus Award for the portion of the Company’s then current fiscal year prior to and including the Termination Date.

iii.
Heath Insurance Coverage. A cash payment equal to its portion of the applicable 12-month COBRA (or equivalent health insurance coverage comparable to the terms in effect immediately prior to the Termination Date) premiums on an after-tax basis, with such payment to be made in the same month for which the continuation coverage was otherwise to be provided but no less than 30 days after the Termination Date for the Executive and his eligible family members. Notwithstanding the forgoing provisions of this paragraph, in the event the Executive becomes reemployed with another employer and becomes eligible to receive medical and dental benefits from such employer during any month in the 12 month continuation period provided for by this paragraph, the Company shall have no obligation to pay, reimburse or otherwise provide the Executive with continuation coverage for any such month.

iv.
Outplacement services, paid for by the Company promptly following receipt of appropriate documentation substantiating the expense, up to a maximum amount of $35,000; provided, however, that all outplacement services that are paid for by the Company must be completed, and all payments by the Company must be made, by December 31st of the second calendar year following the calendar year in which the Executive’s Separation from Service occurs.

v.
With respect to any outstanding equity, or equity-based, awards, accelerate and vest in full effective as of immediately upon the Termination Date; and with respect to all vested stock options, the post-termination exercise period shall be fifteen months from the date of Separation from Service. For the avoidance of doubt, the terms on post-termination exercise period in this Section 9(b), and the Section 4(b)(ii)(1) withholding tax terms shall be the controlling terms for all of the Executive’s vested stock options and the issuance of the Common Stock on vesting of RSUs.

i.
With respect to the Initial LTIP Target Award, the accelerated vesting and payout of any award shall be subject to the Release Requirements of this Section 9(b).

Notwithstanding anything in this Section 9(b) to the contrary, to the extent the Executive has not executed the Release and delivered it to the Company within the Release Consideration Period, or has revoked the executed Release within the Release Revocation Period, the Executive will forfeit any right to receive the payments and benefits specified in this Section 9(b) and to the extent any such payments and benefits have been paid, the Company shall have the right to recover the after-tax amount of any such payment.

c) Termination by Death. If the Executive dies during the Employment Term, the Executive’s employment hereunder will terminate as of the date of his death.

d) Termination by Disability. If the Executive becomes Disabled prior to the expiration of the Employment Term, the Executive’s employment hereunder will terminate, and the Executive and his eligible family members shall be entitled to continue to participate, through the first anniversary of the Termination Date, in the Company’s health plans at his then-existing participation and coverage levels and on the terms that are in effect from time to time for the Company’s senior executives.

e) No Mitigation Obligation. In the event of any termination of the Executive’s employment hereunder, the Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement, and no amounts paid, or benefits provided, under Section 9 will be reduced on account of any compensation or benefits that the Executive may receive from any other source, except as expressly provided in Section 9.

f) Forfeiture. Notwithstanding the foregoing, any right of the Executive to receive termination payments and benefits under Sections 9(b) or 9(c) (or continued vesting or vesting acceleration of equity awards pursuant to the terms and conditions of such awards) shall be subject to forfeiture to the extent provided in Section 14 after any breach of Section 10, 11, or 12 by the Executive.

g) Accrued Benefits. Upon any termination of the Executive’s employment hereunder, regardless of the reason, (i) the Executive shall promptly receive any accrued but unpaid cash compensation (including, without limitation, Base Salary through the Termination Date and cash compensation for accrued but unused vacation days) and (notwithstanding his termination) reimbursement for business expenses incurred prior to the Termination Date and otherwise reimbursable under Section 6; (ii) other than in connection with a termination of the Executive’s employment hereunder by the Company for Cause, or by the Executive without Good Reason and not due to non-renewal of the Employment Term as a result of the notice of non-renewal from the Executive, the Executive shall be entitled to payment of any unpaid Bonus Award for any fiscal year that ended prior to, or is ending during the year of, the Termination, determined and paid in good faith without any exercise of negative discretion at the time of determination that is not also applied in equal percentage amounts across-the-board to the bonuses payable to the Company’s other senior executives; (iii) the Executive shall be entitled to any vested, accrued or earned benefits under any Employee Plan or equity, or equity-based, award in accordance with the terms of such Employee Plan and applicable law; and (iv) the Executive shall be entitled to any other non-duplicative payments or benefits then or thereafter due in accordance with the then applicable terms of any applicable Company Arrangement.

10. Confidential Information; Statement to Third Parties.

a)
During the Employment Term and following termination of Executive’s employment, the Executive acknowledges and agrees that:

i.
all information, whether or not reduced to writing (or in a form from which information can be obtained, translated, or derived into reasonably usable form) and whether compiled or created by the Company, any of its Subsidiaries, or any entity or venture in which the Company, directly or indirectly, has an ownership interest of 20% or more or which has an ownership interest of 20% or more in the Company (collectively, the “Company Group”) of a proprietary, private, secret or confidential nature (including, without exception, inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, sales strategies, plans, research data, clinical data, financial data, personnel data, computer programs, customer and supplier lists, trademarks, service marks, copyrights (whether registered or unregistered), artwork, and contacts at or knowledge of customers or prospective customers) concerning the Company Group’s business, business relationships or financial affairs, which derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from the disclosure or use of such information (collectively, “Proprietary Information”) shall be the exclusive property of the Company Group.

ii.
reasonable efforts have been put forth by the Company Group to maintain the secrecy of its Proprietary Information; and

iii.
any willful retention or use by the Executive of Proprietary Information that violates this Agreement after the termination of the Executive’s employment will constitute a misappropriation of the Company Group’s Proprietary Information.

b)
The Executive further acknowledges and agrees that he will take all affirmative steps as reasonably necessary or requested by the Company to protect the Proprietary Information from inappropriate disclosure during and after his employment with the Company, provided that the Company agrees to pay any expenses reasonably incurred by the Executive in complying with this obligation promptly following receipt of appropriate documentation from the Executive substantiating such expenses.

c)
All materials or copies thereof and all tangible things and other property of the Company Group that embody, represent or contain Proprietary Information in the Executive’s custody or possession shall be delivered to the Company (to the extent the Executive has not already returned them) within ten business days after the earlier of: (i) any request by the Company delivered in accordance with Section 20 or (ii) any termination of the Executive’s employment with the Company for any reason. After such delivery, the Executive shall not retain any such materials or portions or copies thereof or any such tangible things and other property and shall execute any affirmation of compliance that the Company may reasonably require. Anything in this Agreement or elsewhere to the contrary notwithstanding the Executive shall at all times be entitled to retain, and use appropriately (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars, rolodexes (and electronic equivalents), personal files and phone books, (ii) information and documents pertaining to his personal rights, obligations and entitlements, (iii) information the Executive reasonably believes may be needed for tax purposes, and (iv) copies of plans, programs and agreements related to his employment, or termination thereof, with the Company.

d)
The Executive further agrees that his obligation not to disclose or to use information and materials set forth in Sections 10(a), 10(b) and 10(c) above, and his obligation to return materials and tangible property set forth in Section 10(c) above, also extends to corresponding types of information, materials and tangible property of customers of the Company Group, consultants for the Company Group, suppliers to the Company Group, or other third parties who may have disclosed or entrusted the same to the Company Group or to the Executive.

e)
The Executive further acknowledges and agrees that he will continue to keep in strict confidence, and will not, directly or indirectly, at any time, disclose, furnish, disseminate, make available, use or suffer to be used in any manner except in carrying out his duties hereunder any Proprietary Information without limitation as to when or how the Executive may have acquired such Proprietary Information and that he will not disclose any Proprietary Information to any person or entity other than appropriate employees of the Company or use the same for any purposes (other than in the performance of his duties under this Agreement) without written approval of the Board, either during or after his employment with the Company.

f)
 Further the Executive acknowledges that his obligation of confidentiality will survive, regardless of any other breach of this Agreement or any other agreement, by any party hereto, until and unless such Proprietary Information of the Company Group has become, through no fault of the Executive, generally known to the public. In the event that the Executive is required by law, regulation, or court order to disclose any Proprietary Information, the Executive will promptly notify the Company prior to making any such disclosure to facilitate the Company seeking a protective order or other appropriate remedy from the proper authority prior to disclosing such information. The Executive further agrees to cooperate with the Company in seeking such order or other remedy and that, if the Company is not successful in precluding the requesting legal body from requiring the disclosure of the Proprietary Information, the Executive will furnish only that portion of the Proprietary Information that he reasonably believes is legally required to be disclosed, and the Executive will exercise all reasonable efforts to obtain reliable assurances that confidential treatment will be accorded to the Proprietary Information; provided that, in each case, the Company agrees to promptly pay any expenses reasonably incurred by the Executive in complying with these obligations following receipt of appropriate documentation from the Executive substantiating such expenses.

g)
The Executive’s obligations under this Section 10 are in addition to, and not in limitation of, all other obligations of confidentiality under the Company’s policies, general legal or equitable principles or statutes. However, nothing in this Agreement or elsewhere shall prohibit the Executive from making truthful statements, or disclosing Proprietary Information in good faith (i) to appropriate members of the Company Group, or to any authorized (or apparently authorized) agent or representatives of any of them, (ii) in connection with the good faith performance of his duties for the Company, (iii) when required to do so by a court, government agency, legislative body, arbitrator or another person with apparent jurisdiction to require such disclosure provided the Executive give the Company notice of same and the opportunity to seek a protective order in accordance with the provisions of (f) above, (iv) as reasonably necessary in the course of any proceeding under Section 16 or 21, (v) in confidence to an attorney or other professional for the purpose of securing professional assistance or advice, or (vi) when specifically authorized to do so in writing by the Board.

h)
During and after the Employment Term:

i.
the Executive covenants and agrees not to engage in conduct that involves the making or publishing of written or oral statements or remarks, (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or good will of the Company. This prohibition applies to statements made privately and publicly, and whether by electronic, written or oral means, in person, by phone, by voicemail, by text message, by email and by any other electronic means, including on the internet via a blog post or comment, vlog, instant message, video, any online conversation, and on any social media sites or applications; and

ii.
the Company shall refrain from making any statements about the Executive that would disparage, or reflect unfavorably upon the image or reputation of the Executive; provided, however, that the foregoing shall not prohibit the Company from complying with its policies regarding public statements with respect to the Executive, or otherwise complying with applicable law, and any such statements shall be deemed to be made by the Company only if made or authorized by a member of the Board or a senior executive officer of the Company; and

iii.
nothing in this Agreement or elsewhere shall prohibit honest and good faith reporting by the Executive to appropriate Company or legal enforcement authorities or otherwise complying with applicable law.

11.
Non-Competition. In consideration of the Company entering into this Agreement, for the period commencing on the Restatement Effective Date and ending on the expiration of the Restricted Period:

a)
The Executive covenants and agrees that the Executive will not, directly or indirectly, engage in any activities on behalf of or have an interest in any Competitor of the Company Group, whether as an owner, investor, executive, manager, employee, independent consultant, contractor, advisor, agent, stockholder, officer, director or otherwise. The Executive’s ownership of less than three percent (3%) of any class of stock in a publicly-traded entity shall not be a breach of this Section 11(a).

b)
“Competitor” means, at the time of the termination of the Executive’s employment with the Company for any reason, any individual, corporation, partnership, limited liability company, association, joint venture, trust, joint stock company, joint venture, or unincorporated organization (a “Person”) or any of such Person’s Divisions doing business in the United States including any territory of the United States and the Place of Performance (collectively, the “Territory”) or any of such Person’s Divisions employing the Executive doing business in the Territory if such Person or its Division: (i) receives at least 15% of its gross operating revenues from providing substantially similar cell therapies of any type (for example, Knee Osteoarthritis and the Company’s Chimeric Antigen Receptor T-Cell therapies targeted indications ), (ii) is operating for less than 5 years a substantially similar line of cell therapies business from which the Company Group derives, and the Company Group has specifically disclosed to the Executive that it derives, or that the Executive knows or should reasonably know based on his position, duties or responsibilities with the Company that it derives, at least 20% of gross operating revenues, notwithstanding such Person’s or Division’s lack of substantial revenues in such line of business, or (iii) is engaged in any activity or has an interest in any activity in which Proprietary Information to which the Executive had access at any time during the two-year period before his termination of employment that could be of substantial harm to the Company Group. For this purpose, “Division” means any distinct group, subsidiary, or unit organized as a segment or portion of a Person that is devoted to the production, provision, or management of a common product or service or group of related products or services, regardless of whether the group is organized as a legally distinct entity. For purposes of the foregoing, gross operating revenues of the Company Group and such other Person shall be those of the Company Group or such Person, together with their Company Group, but those of any Division employing or proposing to employ the Executive shall be on a stand-alone basis, all measured by the most recent available financial information of both the Company Group and such other Person or Division at the time the Executive accepts, or proposes to accept, employment with or to otherwise perform services for such Person or Division. If financial information concerning any potential Competitor is not publicly available or is inadequate for purposes of applying this definition, the ultimate burden shall be on the Executive to present information that such Person or Division is not a Competitor.

c)
The Executive acknowledges and agrees that, for purposes of this Section 11, due to the continually evolving nature of the Company Group’s industry, the scope of its business and/or the identities of Competitors may change over time and that breach of this Agreement by accepting employment with a Competitor would irreparably injure the Company Group. The Parties further acknowledge and agree that the Company Group currently markets its products and services on an international basis, encompassing the Territory, and may expand such Territory to include any international and foreign markets, in which case the Parties acknowledge that the terms and provisions of this Section 11 shall apply to such expanded markets.

d)
The Executive covenants and agrees that should a court of competent jurisdiction at any time determine that any restriction or limitation in this Section 11 is unreasonable or unenforceable, it will be deemed amended so as to provide the maximum protection to the Company Group and be deemed reasonable and enforceable by the court.

12.
Non-Solicitation. In consideration of the Company entering into this Agreement, for the period commencing on the Restatement Effective Date and ending on the expiration of the Restricted Period, the Executive hereby covenants and agrees that he shall not individually or in cooperation with any other person or entity do any of the following:

a)
Non-Solicitation of Employees. Executive agrees that he will not, while employed by the Company and for a period of two (2) years following the Termination Date:

i.
directly solicit, encourage, or take any other action which is intended to induce any other employee of the Company to terminate his or her employment with the Company; or

ii.
directly interfere in any manner with the contractual or employment relationship between the Company and any such employee of the Company.

The foregoing shall not prohibit Executive or any entity with which Executive may later be affiliated from hiring a former or existing employee of the Company or any of its subsidiaries, provided that such hiring does not result from the direct actions of Executive.

a)
Non-Solicit of Customers with respect to Competitive Business Activity. Executive agrees that he will not, while employed by the Company and for a period of two (2) years following termination of such employment, directly or indirectly, whether for his own account or for the account of any other individual or entity, solicit the business or patronage of any customers of the Company with respect to products and/or services directly related to a Competitive Business Activity. “Competitive Business Activity” shall mean engaging in, whether independently or as an employee, agent, consultant, advisor, independent contractor, partner, stockholder, officer, director or otherwise, any business which is materially competitive with the business of the Company as conducted or actively planned to be conducted by the Company during his employment by it, provided that Executive shall not be deemed to engage in a Competitive Business Activity under this Section 12(b) solely by reason of (i) owning 1% or less of the outstanding common stock of any corporation if such class of common stock is registered under Section 12 of the Securities Exchange Act of 1934, or (ii) after the termination of his employment by the Company, being employed by or otherwise providing services to a corporation having total revenue of at least $500 million (or such lower number as may be agreed by the Board) so long as such services are provided solely to a division or other business unit of such corporation which does not engage in a business which is then competitive with the business of the Company.

13)
Developments.

a)
The Executive acknowledges and agrees that he will, upon request by the Company, make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, written material, record, document, firmware, development, design, mask works, and works of authorship, whether patentable or copyrightable or not, (i) which relate to the Company’s business and have heretofore been created, made, conceived or reduced to practice by the Executive or under his direction or jointly with others, and not assigned to prior employers, or (ii) which have utility in or relate to the Company’s business, and which are created, made, conceived or reduced to practice by the Executive or under his direction or jointly with others during his employment with the Company, whether or not during normal working hours or on the premises of the Company (all of the foregoing of which are collectively referred to in this Agreement as “Developments”).

b)
The Executive agrees that all lab notebooks, description of planned and conducted experiments, all documents referencing the company’s technology, and invention disclosure form (whether signed, executed of not) are the Company’s proprietary property.

c)
 The Executive further agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all of the Executive’s rights, title and interest worldwide in and to all Developments and all related intellectual properties comprised of patents, patent applications, trademark/service mark application, trade dress, copyrights and copyright applications, and any other applications for registration of a proprietary right. This Section 13(b) shall not apply to Developments that the Executive developed entirely on his own time without using the Company’s equipment, supplies, facilities, or Proprietary Information and that does not, at the time of conception or reduction to practice, have utility in or relate to the Company’s business, or actual or demonstrably anticipated research or development. The Executive understands that, to the extent this Agreement shall be construed in accordance with the laws of any Territory which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this Section 13(b) shall be interpreted not to apply to any invention which a court or arbitrator rules, or the Company agrees, falls within such classes.

d)
The Executive further agrees to cooperate with the Company, both during and after the Employment Term and upon the Company’s reasonable request and at the Company’s sole expense, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and other countries) relating to Developments. The Executive shall not be required to incur or pay any costs or expenses in connection with the rendering of such cooperation. Upon reasonable request by the Company, the Executive will sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, and do all other things reasonably requested by the Company (at its sole expense) to protect the Company’s rights and interests in any Development.

e)
The Executive further acknowledges and agrees that if the Company is unable, after reasonable effort, to secure the Executive’s signature on any such papers as reasonably requested, any executive officer of the Company shall be entitled to execute any such papers as the Executive’s agent and attorney-in-fact, and the Executive hereby irrevocably designates and appoints each executive officer of the Company as his agent and attorney-in-fact for the sole purpose of executing any such papers on the Executive’s behalf under such circumstances and taking any and all actions reasonably requested by the Company (at the Company’s sole expense) in order to protect its rights and interests in any Development, under the conditions described in this sentence.

f)
Executive hereby forever fully releases and discharges the Company, and the Company and their respective officers, directors and employees, from and against any and all claims, demands, damages, liabilities, costs and expenses of Executive arising out of, or relating to, any Developments.

14)
Remedies. The Executive and the Company agree that the covenants contained in Sections 10, 11, 12, and 13 are reasonable under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction any such covenant is not reasonable in any respect, such court will have the right, power and authority to sever or modify any provision or provisions of such covenants as to the court will appear not reasonable and to enforce the remainder of the covenants as so amended. The Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of the Executive’s obligations under Sections 10, 11, 12, and 13 would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, the Executive acknowledges, consents and agrees that, in the event of any such breach, in addition to any other rights or remedies that the Company may have at law, in equity or under this Agreement, upon adequate proof of the Executive’s violation of any such provision of this Agreement, the Company will be entitled to seek immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage. Without limiting the applicability of this Section 14 or in any way affecting the right of the Company to seek equitable remedies hereunder, in the event that the Executive materially and willfully breaches any of the provisions of Sections 10, 11, or 12 or engages in any activity that would constitute a material and willful breach save for the Executive’s action being in a state where any of the provisions of Sections 10, 11, 12, or this Section 14 is not enforceable as a matter of law, and, if such breach or activity is susceptible to cure and such breach or activity is not cured by the Executive within 7 days after the Company delivers a notice to the Executive describing the breach or activity in reasonable detail and requesting cure, then the Company’s obligation to pay any remaining severance compensation and benefits that have not already been paid to the Executive pursuant to Sections 9(a), 9(b) or 9(d) shall terminate. During any breach of the provisions of paragraph 10 of this Agreement, the period of restraint set forth therein shall be automatically tolled and suspended for the amount of time that the violation continues. Executive understands and agrees that he will be liable to pay all expenses, including court costs and reasonable attorneys’ fees, necessarily incurred by him in connection with the Company’s enforcement of the Restrictive Covenants, whether or not litigation is entirely commenced and including litigation of any appeal taken or defended by the Company in any action to enforce this agreement. If any tribunal having jurisdiction determines that any of the provisions of the Restrictive Covenants, or any part thereof, is invalid or unenforceable because of the duration or geographical scope of such provision, such tribunal shall have the power to reduce the duration or geographical scope of such provision and in its reduced form, such provision shall then be enforceable.

15)
Continued Availability and Cooperation.

a) Following termination of the Executive’s employment under this Agreement for any reason, the Executive agrees that, consistent with the Executive’s business and personal affairs and his fiduciary duties both to the Company and to any new employer, he will (upon reasonable request by the Company) cooperate with the Company and with the Company’s counsel in connection with any present and future actual or threatened litigation, administrative proceeding or investigation involving the Company that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the period of the Executive’s employment by the Company (other than any litigation, administrative proceeding or investigation in which the Executive and the Company are opposing parties); provided, however, nothing in this Section 15(a) shall require the Executive to cooperate in such a way that would jeopardize his legal interests. Cooperation may include, but is not limited to:

i.
making himself reasonably available for interviews and discussions with the Company’s counsel as well as for depositions and trial testimony;

ii.
if depositions or trial testimony are to occur, making himself reasonably available and cooperating in the preparation therefore, as and to the extent that the Company or the Company’s counsel reasonably requests;

iii.
refraining from impeding in any way the Company’s prosecution or defense of such litigation or administrative proceeding; and

iv.
cooperating in the development and presentation of the Company’s prosecution or defense of such litigation or administrative proceeding.

b)
The Company will promptly pay directly, or promptly reimburse the Executive for, any expense reasonably incurred by him in connection with rendering cooperation under Section 15(a), including (without limitation) attorneys’ fees and other charges of counsel (if the Executive reasonably determines that he should retain independent legal counsel), incurred in connection with any cooperation, consultation and advice rendered under this Agreement following receipt of appropriate documentation from the Executive substantiating such expenses.

16)
Dispute Resolution.

a)
In the event that the Parties are unable to resolve any controversy or claim arising out of or relating to this Agreement, the Executive’s employment with the Company, or any termination of such employment, either Party to the dispute shall refer the dispute to binding arbitration, which shall (except as otherwise provided in Section 16(d)) be the exclusive forum for resolving all such controversies and claims. Such arbitration will be administered by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) pursuant to its Comprehensive Arbitration Rules and Procedures (the “JAMS Rules”). The arbitration shall be conducted by a single arbitrator selected by the Parties according to the JAMS Rules. In the event that the Parties fail to agree on the selection of the arbitrator within 30 days after either Party’s request for arbitration, the arbitrator will be chosen by JAMS. Unless the Parties otherwise agree, any arbitration hearings shall commence on a mutually agreeable date within 90 days after the request for arbitration and shall be conducted within thirty (30) miles of the location of the Place of Performance.

b)
The Parties agree that each will bear their own costs and attorneys’ fees. The arbitrator shall not have authority to award attorneys’ fees or costs to any Party.

c)
The arbitrator shall have no power or authority to make awards or orders granting relief that would not be available to a Party in a court of law. The arbitrator’s award is limited by and must comply with this Agreement and controlling federal, state, and local laws. Except as otherwise provided by law, the decision of the arbitrator shall otherwise be final and binding on the Parties.

d)
Notwithstanding the foregoing, no claim for injunctive or similar non-monetary equitable relief contemplated by or allowed under applicable law with respect to alleged violations of Sections 10, 11, 12, and 13 of this Agreement will be subject to arbitration under this Section 16, but will instead be subject to determination in a court of competent jurisdiction as set forth in Section 21, which court shall apply Delaware law consistent with Section 21 of this Agreement.

17) Other Agreements. No agreements (other than the agreements evidencing grants of equity awards and those expressly referred to in this Agreement, and other Company Arrangements arising out of or relating to the Executive’s service as a member of the Company’s Board) (collectively, “Other Arrangements”)) or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either Party which are not set forth in this Agreement. Each Party acknowledges that no representations, inducements, promises, or other agreements, orally or otherwise, have been made by any Party, or anyone acting on behalf of such Party, pertaining to the subject matter hereof, which are not embodied in this Agreement (or in any Other Arrangement), and that no prior and/or contemporaneous agreement, statement or promise pertaining to the subject matter hereof that is not contained in this Agreement (or in any Other Arrangement) shall be valid or binding on either Party.

18)
Withholding of Taxes. The Company will withhold from any amounts payable by it under this Agreement all federal, state, city or other taxes that the Company is required to withhold pursuant to any applicable statute or government regulation or ruling.

19) Successors and Binding Agreements.

a)
Nothing in this Agreement, except as expressly set forth herein, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to this Agreement and the successors, assigns and affiliates of the Company, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of action over or against any party to this Agreement.

b)
The Company may assign its rights under the Agreement only to any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company that expressly agrees to assume and perform this Agreement in the same manner and to the same extent the Company would have been required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any such successor to the Company, (and such successor shall thereafter be deemed to be included in the term the “Company” for the purposes of this Agreement, except to the extent that the result would be to expand the restrictions applying to the Executive under Section 11), but will not otherwise be assignable, transferable or `delegable by the Company.

c)
This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

d)
This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 19(a) and 19(b). Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments and benefits hereunder will (except as otherwise expressly provided in any other applicable Company Arrangement) not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by the Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 19(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

20) Notices. All communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as DHL, Federal Express or UPS, addressed to the Company (to the attention of the Company Secretary) at its principal executive offices and to the Executive at his principal residence, with (during the Employment Term) a copy delivered to the Executive’s principal office at the Company and with a copy (which shall not constitute notice) also delivered to Ellenoff Grossman & Schole LLP, 1345 Avenue of the Americas, 11th Floor, New York, NY 10105, attention Sarah Williams, Esq., or to such other address as either Party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

21)
Governing Law and Choice of Forum.

a)
This Agreement will be construed and enforced according to the laws of the State of California, without giving effect to the conflict of laws principles thereof.

b)
To the extent not otherwise provided for by Section 16 of this Agreement, the Executive and the Company consent to the jurisdiction of all state and federal courts located in Cupertino, Santa Clara County, California, as well as to the jurisdiction of all courts of which an appeal may be taken from such courts, for the purpose of any suit, action, or other proceeding arising out of, or in connection with, this Agreement or that otherwise arise out of the employment relationship. Each Party hereby expressly waives any and all rights to bring any suit, action, or other proceeding in or before any court or tribunal other than the courts described above and covenants that it shall not seek in any manner to resolve any dispute other than as set forth in this paragraph. Further, the Parties each hereby expressly waives any and all objections either may have to venue, including, without limitation, the inconvenience of such forum, in any of such courts. In addition, each of the Parties consents to the service of process by personal service or any manner in which notices may be delivered hereunder in accordance with this Agreement.

22)
Severability. If any provision of this Agreement or the application of any provision is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal. To the extent any provisions are held to be invalid, unenforceable or otherwise illegal cannot be reformed, such provisions are to be stricken herefrom and the remainder of this Agreement will be binding on the Parties and their successors and assigns as if such invalid or illegal provisions were never included in this Agreement from the first instance.

23)
Survival of Provisions. Notwithstanding any other provision of this Agreement, the Parties’ respective rights and obligations under Sections 5, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 23, 25 and 26, will survive any termination of the Executive’s employment under this Agreement.

24)
Representations and Acknowledgements.

a)
The Executive hereby represents that, except as he has disclosed to the Company, he is not subject to any restriction on his ability to enter into this Agreement or to perform his duties and responsibilities hereunder, including, but not limited to, any covenant not to compete with any former employer that would so restrict him.

b)
The Executive further represents that, to the best of his knowledge, his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement with another party, and that he will not knowingly disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer not included in the Company Group or others.

c)
Executive hereby represents and warrants to Company that as of the date of execution of this Agreement: (i) this Agreement will not cause or require Executive to breach any obligation to, or agreement or confidence with, any other person; (ii) Executive is not representing, or otherwise affiliated in any capacity with, any other research organizations, lines of products, manufacturers, vendors or customers of the Company; and (iii) Executive has not been induced to enter into this Agreement by any promise or representation other than as expressly set forth in this Agreement.

d)
The Executive hereby represents and agrees that, during the Restricted Period, if the Executive is offered employment or the opportunity to enter into any business activity, whether as owner, investor, executive, manager, employee, independent consultant, contractor, advisor or otherwise, the Executive will inform the offeror of the existence of Sections 10, 11, 12, and 13 of this Agreement and provide the offeror a copy thereof. The Executive authorizes the Company to provide a copy of the relevant provisions of this Agreement to any of the persons or entities described in this Section 24(c) and to make such persons aware of the Executive’s obligations under this Agreement.

e)
The Company represents and warrants that (i) it is fully authorized by action of its Board (and of any other person or body whose action is required) to enter into this Agreement and to perform its obligations under it, and (ii) upon the execution and delivery of this Agreement by the Parties, this Agreement shall be its valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

25)
Compliance with Code Section 409A. With respect to reimbursements or in-kind benefits provided under this Agreement or under any other Company Arrangement: (a) the Company will not provide for cash in lieu of a right to reimbursement or in-kind benefits to which the Executive has a right under this Agreement or under any other Company Arrangement, (b) any reimbursement of provision of in-kind benefits made during the Executive’s lifetime (or such shorter period prescribed by a specific provision of this Agreement or of any other Company Arrangement) shall be made not later than December 31st of the year following the year in which the Executive incurs the expense, and (c) in no event will the amount of expenses so reimbursed, or in-kind benefits provided, by the Company in one year affect the amount of expenses eligible for reimbursement or in-kind benefits to be provided, in any other taxable year. Each payment, reimbursement or in-kind benefit made pursuant to the provisions of this Agreement or of any other Company Arrangement shall be regarded as a separate payment and not one of a series of payments for purposes of Section 409A of the Code. It is intended that any amounts payable under this Agreement, any Employee Plan or any other Company Arrangement, and any exercise of the Company’s and the Executive’s authority or discretion hereunder, shall comply with the provisions of Section 409A of the Code and the treasury regulations relating thereto so as not to subject the Executive to the payment of the additional tax, interest and any tax penalty which may be imposed under Code Section 409A. In furtherance of this interest, to the extent that any provision hereof would result in the Executive being subject to payment of the additional tax, interest and tax penalty under Code Section 409A, the Parties agree to amend this Agreement in order to bring this Agreement into compliance with Code Section 409A; and thereafter to interpret its provisions in a manner that complies with Section 409A of the Code. Reference to Section 409A of the Code is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of Treasury or the Internal Revenue Service. Notwithstanding anything in this Agreement or elsewhere to the contrary, and unless the Executive otherwise agrees in a signed writing executed in connection with the termination of his employment under this Agreement, the Executive shall have no duties or responsibilities after the Termination Date that are inconsistent with his having had a Separation from Service on the Termination Date. If the Executive agrees, in a signed writing that is executed in connection with the termination of his employment under this Agreement, to undertake duties and responsibilities that will result in his not incurring a Separation from Service on the Termination Date, all references to the Termination Date herein for the purposes of determining the commencement of any severance payments and benefits that constitute deferred compensation within the meaning of Section 409A shall mean the date Executive incurs a Separation from Service. Notwithstanding the foregoing, no particular tax result for the Executive with respect to any income recognized by the Executive in connection with this Agreement is guaranteed, and the Executive shall be responsible for any taxes, penalties and interest imposed on him under or as a result of Section 409A of the Code in connection with payments and benefits made in accordance with the terms of this Agreement.

26)
Amendment; Waiver.
No provision of this Agreement may be modified or amended other than through a writing that is signed by the Parties and that expressly identifies the provision being modified or amended. No waiver by either Party at any time of any breach by the other Party hereto of compliance with any provision of this Agreement to be performed by such other Party will be effective unless in a signed writing that expressly identifies the provision of this Agreement that is being waived, nor shall any such waiver, deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

27)
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement. Signatures delivered by facsimile (including, without limitation, by “pdf”) shall be effective for all purposes.

28)
Defined Terms.

a)
“Base Salary” has the meaning set forth in Section 4(a).
b)
“Board” has the meaning set forth in Section 3(a).
c)
“Bonus Award” has the meaning set forth in Section 4(b)(i).
d)
“Cause” Shall mean:
i.
any act or omission constituting a material and intentional breach by the Executive of any provisions of this Agreement after notice is delivered by the Company that identifies the manner in which the breach occurred, if within 30 days of such notice, the Executive fails to cure any such failure capable of being cured;

ii.
the willful and continued failure by the Executive to substantially perform his duties hereunder, after demand for performance is delivered by the Company that identifies the manner in which the Company believes the Executive has not performed his duties, if, within 30 days of such demand, the Executive fails to cure any such failure capable of being cured;

iii.
any intentional misconduct by the Executive (including, but not limited to, misappropriation, fraud including with respect to the Company’s accounting and financial statements, embezzlement or conversion by the Executive of the Company’s or any of its Subsidiary’s property in connection with the Executive’s duties or in the course of the Executive’s employment with the Company) that causes material harm to the Company or any Subsidiary, financially or otherwise;

iv.
the conviction (or plea of no contest) of the Executive for any felony, or the indictment of the Executive for any felony (including, but not limited to, any felony involving fraud, moral turpitude, embezzlement or theft in connection with the Executive’s duties or in the course of the Executive’s employment with the Company); provided, however that if the Executive’s employment is terminated for Cause based on an indictment, and such indictment is thereafter resolved other than by a conviction or a plea of no contest, the Executive shall be entitled to the benefits (or the economic equivalent thereof) that he would have received under Section 9(a) or 9(b) if those Sections had been applied as of his Termination Date, provided that the Release Consideration Period in Sections 9(a) and 9(b) shall be deemed not to have commenced until the date that his indictment was resolved;

v.
the commission of any intentional or knowing violation of any material antifraud provision of the federal or state securities laws;

vi.
there is a final, non-appealable order in a proceeding before a court of competent jurisdiction, or a final order arising out of an administrative proceeding, finding that the Executive committed any willful misconduct or criminal activity, either for his personal benefit or in connection with his duties for the Company or any Subsidiary but excluding traffic violations and other minor offenses, which misconduct or activity is materially harmful to the interests of the Company or any of its Subsidiaries;

vii.
 Current use or abuse of illegal substance that affects work performance;

viii.
knowing and material violation of specific prohibitions or requirements in the Company’s Code of Conduct and Ethics (which the Executive shall be deemed to have read and understood), which violation causes significant harm to the Company, financially or otherwise, with written notice of termination by the Company for Cause in each case given by the Company to the Executive in accordance with Section 20 prior to the Termination Date.

For purposes of this Agreement, no act or failure to act on the part of the Executive shall be deemed “intentional” or “willful” or “knowing” if it was due primarily to an error in judgment or gross negligence, and any act or failure to act on the part of the Executive shall be deemed “intentional” or “willful” or “knowing” only if done or omitted to be done by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the interest of the Company. Failure to meet performance expectations, unless willful, continuing, substantial, and uncured after demand for cure to the extent such failure is curable, shall not be considered “Cause.”

e)
“Change in Control” means a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act as in effect on the date of this Agreement, whether or not the Company is then subject to such reporting requirement; provided that, without limitation, a Change in Control shall be deemed to have occurred if:
i.
any “Person” (as defined in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities; provided that a Change in Control shall not be deemed to occur under this clause (i) by reason of the acquisition of securities by the Company or an employee benefit plan (or any trust funding such a plan) maintained by the Company;

ii.
during any period of one year there shall cease to be a majority of the Board comprised of “Continuing Directors” as hereinafter defined; or

iii.
there occurs (A) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than eighty percent (80%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (B) the approval by the stockholders of the Company of a plan of complete liquidation of the Company, or (C) the sale or disposition by the Company of more than fifty percent (50%) of the Company’s assets. For purposes of this Section 28(e)(iii), a sale of more than fifty percent (50%) of the Company’s assets includes a sale of more than fifty percent (50%) of the aggregate value of the assets of the Company and its subsidiaries or the sale of stock of one or more of the Company’s subsidiaries with an aggregate value in excess of fifty percent (50%) of the aggregate value of the Company and its subsidiaries or any combination of methods by which more than fifty percent (50%) of the aggregate value of the Company and its subsidiaries is sold.

iv.
For purposes of this Agreement, a “Change in Control” will be deemed to occur:

1.
on the day on which a thirty percent (30%) or greater ownership interest described in Section 28(e)(i) is acquired, provided that a subsequent increase in such ownership interest after it first equals or exceeds thirty percent (30%) shall not be deemed a separate Change in Control;

2.
on the day on which “Continuing Directors”, as hereinafter defined, cease to be a majority of the Board as described in Section 28(e)(ii);

3.
on the day of a merger, consolidation or sale of assets as described in Section 28(e)(iii); or

4.
on the day of the approval of a plan of complete liquidation as described in Section 28(e)(iii).

v.
For purposes of this Section 28(e), the words “Continuing Directors” mean individuals who at the beginning of any period (not including any period prior to the date of this Agreement) of one year constitute the Board and any new Director(s) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved.

f)
“Code” means the Internal Revenue Code of 1986, as amended.

g)
“Common Stock” means common stock of the Company listed on NASDAQ under the symbol “CBMG”.

h)
“Company Arrangement” means any written plan, program, agreement or arrangement of the Company or any of its Subsidiaries applicable to the Executive and relating to employment, compensation or benefits.

i)
“Company Group” has the meaning set forth in Section 10(a).

j)
“Compensation Committee” means the Compensation Committee of the Board or its successor.

k)
“Competitor” has the meaning set forth in Section 11(b).

l)
“Director” means a member of the Board.

m)
“Disability” or “Disabled” means due to illness or accidental injury, a physical or mental incapacity that prevents the Executive from performing his material and substantial duties for a total of one hundred eighty (180) days in any twenty four (24) month period; provided, however, for purposes of Section 5(b), (x) no termination of the Executive’s employment shall be required for his illness or incapacity to constitute “Disability” but (y) his illness or incapacity must also constitute a disability within the meaning of Section 409A(a)(2)(C) of the Code and Treasury regulation section 1.409A-3(i)(4), as each may be amended from time to time; provided, further, if the Executive shall not agree with a determination to terminate his employment because of Disability, the question of the Executive’s disability shall be subject to the certification of a qualified medical doctor agreed to by the Company and the Executive. All fees and other costs relating to such certification shall be promptly paid by the Company.

n)
 “Employee Plans” has the meaning set forth in Section 5(a).

o)
“Executive” has the meaning set forth in the preamble, provided that, in the event of the Executive’s death or a judicial determination of his incapacity, the term shall mean (where appropriate) his designated beneficiary or beneficiaries, his heirs, his estate, his executor or executors, or his other legal representative or representatives.

p)
“Good Reason” means the occurrence of any of the following without the Executive's consent: (i) a material adverse change in Executive's title, duties or responsibilities (including reporting responsibilities); (ii) a material reduction in Executive's base salary; and (iii) any relocation of Executive's principal office by more than 50 miles from his office in California. Company and Executive agree that “Good Reason“ shall not exist unless and until Executive provides the Company with written notice of the acts alleged to constitute Good Reason within ninety (90) days of Executive's knowledge of the occurrence of such event, and Company fails to cure such acts within ten (10) days of receipt of such notice, if curable. Executive must terminate his employment within sixty (60) days following the expiration of such cure period for the termination to be on account of Good Reason.

q)
“Release” means a release of claims in the form attached hereto as Exhibit A.

r)
“Release Consideration and Revocation Period” means the combined total of the Release Consideration Period and the Release Revocation Period.

s)
“Release Consideration Period” means the 21-day period described in the Release during which the Executive is entitled to consider whether to sign it.

t)
“Release Revocation Period” means the period pursuant to the terms of an executed Release in which it may be revoked by the Executive.

u)
“Restricted Period” means the 24-month period following the date on which the Executive’s employment with the Company terminates for any reason.

v)
“Separation from Service” means “separation from service” from the Company and its subsidiaries as described under Section 409A of the Code and the guidance and Treasury regulations issued thereunder. Separation from Service will occur on the date on which the Executive’s level of services to the Company decreases to 21 percent or less of the average level of services performed by the Executive over the immediately preceding 36-month period (or if providing services for less than 36 months, such lesser period) after taking into account any services that the Executive provided prior to such date or that the Company and the Executive reasonably anticipate the Executive may provide (whether as an employee or as an independent contractor) after such date. For purposes of the determination of whether the Executive has had a Separation from Service, the term “Company” shall mean the Company and any affiliate with which the Company would be considered a single employer under Section 414(b) or 414(c) of the Code, provided that in applying Sections 1563(a)(1), (2), and (3) of the Code for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Sections 1563(a)(1), (2) and (3) of the Code, and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Treasury Regulation Section 1.414(c)-2. In addition, where the use of such definition of “Company” for purposes of determining a Separation from Service is based upon legitimate business criteria, in applying Sections 1563(a)(1), (2), and (3) of the Code for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the language “at least 20 percent” is used instead of “at least 80 percent” at each place it appears in Sections 1563(a)(1), (2) and (3) of the Code, and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, “at least 20 percent” is used instead of “at least 80 percent” at each place it appears in Treasury Regulation Section 1.414(c)-2.

w)
“Subsidiary” shall mean any entity, corporation, partnership (general or limited), limited liability company, entity, firm, business organization, enterprise, association or joint venture in which the Company directly or indirectly controls twenty percent (20%) or more of the voting interest.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by the Chief Executive Officer pursuant to the authority of its Board, and the Executive has executed this Agreement, as of the Restatement Effective Date.

Cellular Biomedicine Group Inc.

/s/Bizuo (Tony) Liu
Bizuo (Tony) Liu
Chief Executive Officer

Executive

/s/ Andrew Chan
Andrew Chan

EXHIBIT A

FORM OF RELEASE

WHEREAS, Cellular Biomedicine Group Inc., a Delaware corporation (the “Company”) and (the “Executive”) are parties to that certain employment agreement dated February 6, 2013 and amended and restated effective March 3, 2017 (the “Agreement”);

WHEREAS, the Executive’s employment with the Company under this Agreement terminated on [ ] (the “Termination Date”); and

WHEREAS, under Section 9(a) and 9(b) of the Agreement, the Executive is required to sign this release (the “Release”) within 21 days after the Termination Date, in order to receive the payments to be made and the benefits to be received by the Executive pursuant to Section 9(a) or 9(b) of the Agreement.

NOW THEREFORE, in consideration of the promises and agreements contained herein and in the Agreement and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Executive agrees as follows:

This Release shall become effective on the Effective Date, as defined in Section 7(b) hereof.

1)
In consideration of the payments to be made and the benefits to be received by the Executive pursuant to Section 9(a) or 9(b) of the Agreement, the Executive, for himself and the Executive’s dependents, successors, assigns, heirs, executors and administrators (and the Executive’s and their legal representatives of every kind), (the “Executive Releasors”), hereby irrevocably and unconditionally releases, acquits and forever discharges the Company and its affiliated companies and their past and present parents, subsidiaries, affiliated corporations, partnerships, joint ventures and their successors and assigns (the “Company Affiliated Group”), and their current and former officers, directors, stockholders, members, employees, heirs, assigns, representatives, insurers, agents and counsel and all persons acting by, through, under or in concert with any of them (but as to any such identified categories of persons, including those acting by, through, under or in concert with them, only in such capacity in such designated category or relationship to such designated category) (together with the Company Affiliated Group, the “Company Releasees”), from any and all arbitrations, complaints, claims, charges, demands, controversies, suits, proceedings and causes of action with respect to liabilities, obligations, promises, agreements, damages, costs, losses, debts or expenses including attorneys’ fees and other legal costs, of any kind whatsoever and every description that are related to the Executive’s employment or termination of employment, whether known or unknown, suspected or unsuspected, which the Executive now has, may have, claimed to have, or any time had against any of the Company Affiliated Group arising prior to the Effective Date (as defined in Section 7(b) below) (collectively “Claims”), and the Executive agrees not to assert any such Claims.

a)
More specifically, this release of Claims includes, without express or implied limitation, the release of all Claims of wrongful termination of employment whether in contract or tort; all Claims of intentional, reckless, or negligent infliction of emotional distress; all Claims of breach of any express or implied contract or express or implied covenant of employment, including the covenant of good faith and fair dealing; all Claims of interference with contractual or advantageous relations, whether prospective or existing; all Claims of deceit or misrepresentation; all Claims of discrimination under local, state or federal law; any legal restrictions on the right of any of the Company Affiliated Group to terminate employees; Claims arising under any federal, state, local statutory or common law or other governmental statute, regulation or ordinance, including, without limitation, the Sarbanes-Oxley Act of 2002; Section 1981 of Title 42 of the United States Code; 42 U.S.C. §1981; and/or Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act; the Older Workers’ Benefit Protection Act; the Americans with Disabilities Act; the Equal Pay Act; the Fair Labor Standards Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended; the Rehabilitation Act of 1973; the Racketeer Influenced and Corrupt Organizations Act; the Worker Adjustment and Retraining Notification Act; all Claims of defamation or damage to reputation; all Claims for reinstatement; all Claims for punitive or emotional distress damages; and all Claims for wages, bonuses, severance, back or front pay or other forms of compensation which are based upon or arise from the acts, practices, transactions, events, and/or facts underlying any wage claim that was or could have been asserted.

b)
Notwithstanding the foregoing, nothing herein shall constitute a release by the Executive of any of the following:

i.
any rights he has under the Agreement, including any right to enforce any of the terms thereof, and any rights he has under this Release, including any right to enforce the terms thereof;

ii.
any Claim for payments, benefits or other entitlements, to which the Executive is or will be entitled under the terms of any compensation or benefit plan, program or other arrangement maintained by any of the Company Affiliated Group, including without limitation any incentive or deferred compensation plan, any pension plan or benefits under any medical, dental, vision, life insurance, disability insurance or other welfare benefit plan;

iii.
any Claim for indemnification the Executive may have under applicable laws, under the applicable constituent documents (including bylaws and certificates of incorporation) of any of the Company Affiliated Group, under any applicable insurance policy the Company Affiliated Group may maintain, or any under any other written agreement or arrangement with any of the Company Affiliated Group, with respect to any liability, costs or expenses the Executive incurs or has incurred as a director, officer or employee of any of the Company Affiliated Group;

iv.
any Claim the Executive may have to obtain contribution as permitted by law in the event of entry of judgment against the Executive as a result of any act or failure to act for which the Executive and any of the Company Affiliated Group are jointly liable;

v.
any Claim that by law may not be released by private agreement without judicial or governmental review and approval;

vi.
any Claim that arises after the Effective Date; and

vii.
any Claim the Executive has against any of the Company Releasees solely in his capacity as a shareholder of Cellular Biomedicine Group Inc. or of any affiliate of the Company or as a former shareholder of Cellular Biomedicine Group Inc.

2)
The Executive understands and acknowledges that the Company does not admit any violation of law, liability or invasion of any of his rights and that any such violation, liability or invasion is expressly denied. The consideration provided to the Executive for this Release is made for the purpose of settling and extinguishing all Claims arising prior to the Effective Date that relate to his employment or termination of employment with the Company that the Executive ever had or now may have against the Company or any of the other Company Releasees to the extent provided in this Release. The Executive further agrees and acknowledges that no representations, promises or inducements have been made by any of the Company Releasees to the Executive with respect to this Release other than as appear in the Agreement or this Release.

3)
The Executive agrees to release and discharge each Company Releasee, not only from any and all Claims which he could make on his own behalf, but also Claims that may or could be brought by any person or organization on his behalf, for monetary relief, and he specifically waives any right to recovery, directly or indirectly, in connection with any class or collective action or representative proceeding in which a Claim or Claims against any Company Releasee for monetary relief may arise, in whole or in part, from any event which occurred up through and including the Effective Date.

4)
The Executive acknowledges that his waiver and release of rights and claims as set forth in this Release is in exchange for valuable consideration which he would not otherwise be entitled to receive.

5)
The parties understand, agree and intend that, except as otherwise provided in Section 1(b) above, upon the Executive’s receipt of all of the payments and benefits to be paid or provided to him by the Company pursuant to Section 9(a) and 9(b) of the Agreement, he will have received complete satisfaction of any and all Claims arising prior to the Effective Date , whether known, suspected, or unknown, that he may have or had against any of the Company Releasees that are related to his employment, or termination of employment, with any of them.

6)
The Executive agrees to pay any reasonable legal fees or costs incurred by any of the Company Affiliated Group as a result of any breach of his promises in this Release, including his promise to fully release each member of the Company Affiliated Group from all Claims and to compensate any such company for its legal costs, including attorneys’ fees incurred by such company as a result of any breach of the Release, except to the extent that he challenges the validity of the Release under the Age Discrimination in Employment Act, in which case such company may only recover such fees and expenses as may be permitted by state and federal law.

7)
The Executive further represents, agrees and acknowledges that:

a)
he has been advised by the Company to consult with his own legal counsel prior to executing and delivering this Release, has had an opportunity to consult with and to be advised by legal counsel of his choice, fully understands the terms of this Release, and enters into this Release freely, voluntarily, without coercion or duress of any kind and intending to be bound;

b)
he has been given the opportunity to consider this Release for a period of at least 21 days after the Termination Date (as defined in the Agreement). In the event that the Executive has executed this Release within less than such 21-day period, the Executive acknowledges that his decision to so execute the Release was entirely voluntary and that he had the opportunity to consider this Release for the entire 21- day period. The Executive and the Company acknowledge that for a period of seven (7) days from the date that the Executive executes this Release (the “Revocation Period”), he shall retain the right to revoke this Release by written notice that is received by the Company’s Secretary before the end of such Revocation Period. Provided that this Release is not revoked pursuant to the preceding sentence, this Release shall become effective, binding, irrevocable and enforceable on the date immediately following the last day of the Revocation Period (the “Effective Date”). If the Executive timely exercises his right to revoke this Release, the Executive will forfeit his right to receive any of the benefits that were conditioned on this Release becoming effective, without affecting the effectiveness of the termination of the Executive’s employment with the Company, and without altering the termination of the Executive’s employment from all offices and any directorships and any fiduciary positions;

c)
in executing this Release, the Executive does not rely and has not relied upon any representation or statement not set forth herein or in the Agreement made by the Company with regard to the subject matter, basis, or effect of this Release or otherwise; and

d)
for the purpose of implementing a full and complete release and discharge of all Claims against the Company Affiliated Group, the Executive expressly acknowledges that this Release is intended to include in its effect, to the extent herein provided, all Claims related to his employment or termination of employment with any of the Company Affiliated Group arising before the Effective Date , which the Executive does not know or suspect to exist in his favor at the time of execution hereof, and that this Release contemplates the extinguishment of any such Claim or Claims. IN EXECUTING THIS RELEASE, THE EXECUTIVE EXPRESSLY REPRESENTS THAT HE IS DOING SO VOLUNTARILY AND OF HIS OWN FREE WILL AND THAT HE IS OF SOUND MIND AT THE TIME OF SAID EXECUTION.

8)
The Executive represents that he will not seek to recover any monetary damages in the future with respect to Claims that arose prior to the Effective Date; provided, however, that nothing in this Release shall not limit the Executive from commencing any proceeding for the purpose of enforcing the Executive’s rights arising under, or preserved by, this Release or the Agreement.

9)
The Executive waives and releases any Claim that the Executive has or may have to reemployment.

10)
This Release does not waive any of the rights of any of the Company Affiliated Group to enforce any clawback policy including to the extent it may be required under final NASDAQ Stock Market (or other applicable exchange) listing standards subsequently adopted. Executive agrees that as of the date set forth below, Executive has not reported information to the Securities and Exchange Commission concerning, and is not aware of, any securities law compliance failure at any of the Company Affiliated Group by any person that has not been reported to the Compliance Officer of the Company, and further agrees to report to the Compliance Officer of the Company information Executive learns about any securities law compliance failure by any of the Company Affiliated Group after the date set forth below before taking any further action.

IN WITNESS WHEREOF, the Executive has executed and delivered this Release on the date set forth below.

Dated: ____________________________________________
_____________________________________ Andrew Chan

THIS RELEASE IS INVALID IF SIGNED BY THE EXECUTIVE BEFORE THE
TERMINATION DATE